EXHIBIT (6)(c)

MONY LIFE INSURANCE COMPANY OF AMERICA

Action taken without a meeting by written consent of all of the

Shareholders of MONY Life Insurance Company of America

The undersigned, being the holder of all outstanding shares of MONY Life Insurance Company of America (“the Corporation”) hereby takes the following actions without a meeting:

RESOLVED, that the By-Laws of the Corporation shall be and hereby are amended effective December 31, 1984, in the following respects:

1.	Article V. Section 1, now reading as follows:

SECTION 1. NUMBER.—The officers of the Corporation shall be a President, an Executive Vice President one or more Vice Presidents (one of whom shall serve as Controller), a Secretary, a Treasurer, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Any one person may hold any two or more of such offices, except that no person may hold the offices of both President and Secretary. No officer need be a director shall be amended to read as follows:

SECTION 1. NUMBER.—The officers of the Corporation shall be a Chairman of the Board, if one shall be elected, a President, an Executive Vice President, if one shall be elected, one or more Vice Presidents (one of whom shall serve as Controller), a Secretary, a Treasurer, and such other Executive officers as the Board of Directors shall elect from time to time. Any one person may hold any two or more of such offices, except that no person may hold the offices of both President and Secretary. No officer need be a director.

2.	Article V. Sections 7, 8 and 9, now reading as follows:

SECTION 7. CHAIRMAN.—The Chairman of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 8. THE PRESIDENT.—The President shall be the chief Executive officer of the Corporation and, subject to the control of the Board of Directors,

shall have charge of the business, affairs and property of the Corporation, and control over its several officers. The President shall preside at all meetings of the stockholders and, in the absence, non-election, or request of the Chairman of the Board, at all meetings of the Board of Directors. The President shall do and perform such other duties and exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

SECTION 9. EXECUTIVE VICE PRESIDENT.—The Executive Vice President shall be the chief operating officer of the Corporation and shall perform such duties as may be assigned to him by these By-Laws, the Board of Directors or the President. He shall preside, in the absence of, or at the request of, the President, at all meetings of the stockholders and, in the absence of the Chairman of the Board and the President, or at the request of the President, at all meetings of the Board of Directors.

shall be amended to read as follows:

SECTION 7. CHAIRMAN.—The Chairman of the Board of Directors, if one be elected, shall be the Chief Executive officer of the Company, and shall subject to the control of the Board of Directors, have general supervision, direction and control over the affairs and management of the Company. He shall preside at all meetings of the stockholders and of the Board of the Directors and shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 8. THE PRESIDENT.—The President shall be the chief operating officer of the Company and shall perform such duties as may be assigned to him by the Board or the Chairman. During the absence, or disability, or upon the death of the Chairman all of the express or implied powers and duties of the Chairman shall be exercised by the President.

SECTION 9. EXECUTIVE VICE PRESIDENT.—The Executive Vice President, if one be elected, shall perform such duties as may be assigned to him by the Board of Directors or the Chairman of the Board.

DATED: 3/15/85

THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK
(As holder of all of the shares of the Corporation)

By:	/s/ James A. Attwood

James A. Attwood Chairman of the Board